Exhibit 8.1

April 30, 2007

State Street Corporation
One Lincoln Street
Boston, Massachusetts  02111

Ladies and Gentlemen:

As special tax counsel for State Street Corporation, a Massachusetts corporation (the “Company”), and for State Street Capital Trust IV, a Delaware statutory trust (the “Trust”) in connection with the issuance of Floating Rate Junior Subordinated Debentures by the Company and the issuance of Floating Rate Capital Securities by the Trust, as described in the prospectus supplement dated April 23, 2007 (the “Prospectus Supplement”) to the prospectus dated March 21, 2006, we hereby confirm to the Company our opinion as set forth under the heading "Material U.S. Federal Income Tax Consequences" in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP